 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Shaun P. Williams
Chief Financial Officer
Omni Financial Services, Inc. 678-244-6335

OMNI FINANCIAL SERVICES, INC. ELECTS TO DEFER INTEREST
PAYMENTS ON SUBORDINATED DEBT

ATLANTA—June 13, 2008 --Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank, today reported that it has elected to defer interest payments due on its trust preferred junior subordinated debt (Omni Statutory Trust II, III, and IV) for an initial period of up to 4 quarters and has provided such notice to the respective trustees (U.S. Bank Trust for Omni Statutory Trust II and Wilmington Trust Company for Omni Statutory Trusts III and IV). The Company has the ability under the trust indentures to defer interest payments for up to 20 quarters, or through June 2013, with a continuation of on-going, appropriate notice to the respective trustees. During the period that the interest deferrals have been elected, among other restrictions, the Company is precluded from paying dividends on its outstanding common stock or on preferred stock or debt that may be junior to the above-noted issues of junior subordinated debt and from repurchasing shares of common stock. The Company had previously announced on February 7, 2008 that its directors had suspended the repurchase of stock and the payment of dividends on common stock.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is traded on the NASDAQ Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com.